THIS PRIVATE LABEL AGREEMENT made the 3rd day of September, 2016 (the "Execution Date").

AMONG

TIMELESS HERBAL CARE LIMITED, a company organized under the laws of Jamaica with its executive office at 30 Dominica Drive, Suite 31A, New Kingston Business Centre, Kingston 5 Jamaica.

("Timeless”)

AND:

LEXARIA BIOSCIENCE CORP., a corporation duly incorporated under the laws of the State of Nevada with its executive office at 156 Valleyview Road, Kelowna, British Columbia V1X 3M4

("Lexaria" and together with Timeless, the "Parties")

WHEREAS:

A.      Lexaria owns and has rights to intellectual property, technical know-how and trade secrets covered by US patent applications #62010601, #62037706, #62153835, #62161324 and 14735844 as well as international patent application #14735844 that applies to the enhanced delivery of certain molecules to and through the human digestive system (the “Technology”). Lexaria has conducted in vitro and in vivo human intestinal absorption studies using its Technology providing evidence of potent and rapid-onset cannabinoid absorption enhancement on the order of 3-10X of that without its Technology. Lexaria has further conducted formulation research into producing an ingestible capsule composed of Cannabidiol/American Ginseng/Gingko combined with full spectrum hemp oil and/or hemp oil isolate and sunflower oil and/or other oils (the “Capsules”).

B.      Either party may propose a new recipe or formulation for capsules using other ingredient combinations not herein contemplated, and upon acceptable testing and performance evaluation of formulations and techniques, these additional capsule formulations can be added to this Agreement if the Parties mutually agree, at any time during the life of the Agreement, as addendums to this Agreement.

C.      Timeless wishes to have the right to distribute the Capsules under Timeless’ brand name. In order to facilitate this, Lexaria will formulate and have produced the Capsules that are for all practical purposes identical with Lexaria’s own-branded formulation and technology that will be branded with Timeless’ name and that Timeless can brand and sell as its own (the "Business" or the “Products” or the “Timeless Products”.

D.      All Products manufactured under this Agreement will be manufactured by third party licensed contract manufacturers. Lexaria is responsible for performing its technological enhancement upon certain raw ingredients prior to shipment to the contract manufacturer. At no time will either Lexaria or Timeless manufacture Products under this Agreement.

E.      Timeless will acquire and maintain in good standing, any and all licenses and regulatory approvals required in order to conduct the business contemplated by this Agreement in every location in which it sells, distributes or transports its products to, whether municipal, state, provincial or federal (the "Licenses")

F.      The Business, and the Products within the Business are not a partnership or joint venture between Lexaria and Timeless: within the terms of this Agreement, Timeless retains full and complete authority and discretion for every aspect of its business, other than as provided in this Agreement.

G.      There is no obligation that Timeless must order any Capsules or incur any fee or cost whatsoever as a result of entering this Agreement.

H.      The Parties are entering into this Agreement to set out the terms and conditions by which Lexaria will cause the Capsules or Products to be manufactured and the remuneration to be provided for same.

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the premises and the mutual covenants and agreements hereinafter set forth, the parties hereto agree each with the other as follows:

1.	DEFINITIONS AND SCHEDULES

1.1	In this Agreement, unless the context otherwise requires, the following terms will have the following meanings:

"Effective Date" means the first business day following the day on which this Agreement is signed by both parties.

"Environmental Laws" means all applicable civil and criminal foreign, federal, state or local laws, statutes, ordinances, common law, rule, regulations relating to pollution or protection of the environment, human health and safety, and natural resources, including those relating to releases of Hazardous Materials (substances that are ignitable/flammable, corrosive, toxic, explosive, radioactive or reactive) or otherwise relating to the use, manufacture, processing, distribution, generation, treatment, storage, disposal, transport or handling of Hazardous Materials.

"Environmental Liability" means, with respect to any Person, any and all losses, liabilities, obligations, penalties, claims, lawsuits, criminal charges, claims, defenses, costs, judgments, trials, proceedings, damages, loss of profits, disbursements or expenses of any nature (including legal fees and the fees of consultants and experts and the expenses incurred in the investigation, defense or follow-up of any lawsuit, claim or proceeding, including any environmental claim) that may, on any date, be imposed on, incurred by or determined or ruled against, such person or any of its affiliates, shareholders, directors, officers, employees and/or agents, to the extent derived from or related to the exposure to any Hazardous Material, the release, presence, production, use, handling, emission, transportation, storage, treatment, discharge or disposal of any Hazardous Material and the infringement or alleged infringement of any Environmental Law.

"Governmental Authorities" means any governments, whether federal, provincial, or municipal, and any branch, department or ministry thereof, or any governmental agency, authority, board, tribunal or commission of any kind whatsoever.

"Law" or "Laws" means all applicable domestic and foreign national, federal, state and local Laws (statutory or common), rules, ordinances, regulations, grants, concessions, franchises, licenses, orders, directives, judgments, decrees, and other governmental restrictions, including permits and other similar requirements, whether legislative, municipal, administrative or judicial in nature. This expressly includes any federal, state or municipal rules that deal with the legality of any aspect of our product including ingredients, distribution, labeling, packaging, and product liability.

"Liabilities" means: (i) any and all penalties, costs, losses, damages, judgments, settlements, disbursements, expenses, fees, obligations, debts, duties, judgments and other liabilities howsoever characterized, whether known or unknown, accrued or unaccrued, actual, contingent or otherwise, and any and all actions, claims, contests, suits, proceedings, demands and other judicial or administrative actions seeking to impose any of the foregoing; and (ii) Environmental Liabilities.

"Operations" means the ordering and production of Timeless Products outlined in Section 4.

“Patents” means the following five (5) U.S. Provisional Patent Applications and one (1) PCT International Patent Application; and all technical know-how and trade secrets in regard to such named patents, including the use, manufacture or formulation thereof, that is owned or controlled by Lexaria as of the Effective Date of this Agreement, as well as any future continuations, continuations in part or divisional applications filed pursuant to the five U.S. and one International Patent Applications:

U.S. Provisional Patent Application No. 62/010,601, filed June 11, 2014.

U.S. Provisional Patent Application No. 62/037,706, filed August 15, 2014.

U.S. Provisional Patent Application No. 62/153,835, filed April 28, 2015.

U.S. Provisional Patent Application No. 62/161,324, filed May 14, 2015.

U.S. Utility Patent Application No. 14/735,844, filed June 10, 2015.

PCT International Patent Application No. PCT/US15/35128, filed June 10, 2015.

"Parties" means the parties to this Agreement and their respective successors and permitted assigns which become parties pursuant to this Agreement.

"Tax" and "Taxes" shall mean any or all U.S. federal, provincial, local or foreign (i.e. Canadian or Jamaican, etc.) income, gross receipts, real property gains, goods and services, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, or other taxes, levies, governmental charges or assessments of any kind whatsoever, including, without limitation, any estimated tax payments, interest, penalties or other additions thereto, whether or not disputed.

2.	REPRESENTATIONS, WARRANTIES AND COVENANTS

Each of Timeless and Lexaria represents and warrants to the other as follows:

(a)	It is duly incorporated or organized and is in good standing as to the filing of annual returns under the laws of the jurisdiction of its incorporation.

(b)	It has the corporate or other power to enter into this Agreement.

(c)

All necessary and requisite corporate proceedings, resolutions and authorizations have been or will be taken, passed, done and given to authorize, permit and enable it to execute and deliver this Agreement.

(d)

The entering into of this Agreement will not be in contravention or constitute default under the laws of the incorporation jurisdiction of the Party or any indenture, deed, agreement, undertaking or obligation of the Party or to which it is a party.

(e)

There are no actions or proceedings pending or, to its knowledge threatened which challenge the validity of this Agreement or which might result in a material adverse change in the financial condition of any Party or which would materially adversely affect its ability to perform its obligations under this Agreement or any other document in connection with them.

(f)	This Agreement is a valid, binding and enforceable obligation of each of the Parties in accordance with its terms.

(g)

It will maintain its lease agreements and other corporate obligations in good standing and it will take all such actions as may be necessary to provide that any leased property needed to fulfill the terms of this Agreement will at all times during the term of this Agreement remain available for the operation of the Business.

(h)

It has not, and to the best of its knowledge and following due inquiry, nor has any other Person, in relation to the Business received any notice of any breach of any Law or notice of default of any of the terms or provisions of any agreements or instruments in respect of the Business and it has no knowledge of any act or omission or any condition with respect to the Business which could be give rise to any such notice.

(i)	None of the foregoing representations and warranties contains any untrue statement of a material fact or omits to state any material fact.

(j)

No transfer of technology rights, know how, intellectual property or subsequent right of use of methodology from Lexaria to Timeless is granted by way of this Agreement, all of which remain solely with Lexaria including after this Agreement expires.

3.	FINANCIAL and GEOGRAPHIC

3.01      Lexaria has demonstrated superior absorption properties available through utilization of its Technology, which Timeless shall benefit from incorporating into its Timeless-labeled product. As a result, Timeless agrees to pay to Lexaria on a monthly basis in arrears, 7% of the revenue Timeless receives from the first US$1 million of sales of Products per year; and 5% of the revenue it generates from revenues in excess of US$1 million of Products per year (the “Royalty”). The Royalty applies to all Product sales by or on behalf of Timeless regardless of wholesale, distributor, direct to consumer, or other. The Royalty applies regardless of the location in which the Products are sold or consumed. The Royalty applies so long as Timeless sells or causes to have sold through any party, subsidiary, or affiliate, Products that utilize the Lexaria Technology. Payments for the Royalty are due within 25 days of the previous month-end for revenue Timeless received for sales of Products during the previous month.

3.02      The Timeless Products will initially be produced in the USA. Production capability outside of the USA can be contracted for if required. Timeless has the right to ship, at its own cost and responsibility, Products from the USA to either Jamaica or Canada for sale in those locations as per this Agreement. Timeless is permitted non-exclusive rights to sell the Timeless Products:

(a)	direct to consumer via the internet;

(b)	through state-licensed cannabis dispensaries in any non-Indian Reservation jurisdiction in the United States;

(c)	through any means that is permissible under local regulations, in the nations of Jamaica and Canada

(d)

through any pharmacies, convenience stores, grocery stores, fitness clubs and other similar traditional retail and wholesale locations including multi-level marketing (“Retailers”) within the United States, provided that (i) in the event that a Party secures a meeting with a decision maker with respect to the sale of any of the Capsules at a Retailer and provides written notice to the other Party, the other Party will not contact that Retailer about the sale of the Capsules for a period of nine (9) months from the date of receipt of that written notice; and (ii) in the event that a Party (the “Selling Party”) secures the right to sell the Capsules at or through a Retailer, the other Party will not contact that Retailer about the sale of the Capsules without the written consent of the Selling Party

(e)	The Parties agree to negotiate terms in good faith if there is any requirement for additional geographic territories required.

3.03      If Timeless sells Products to wholesalers, it must make a condition of the sale that the wholesaler will only sell through the allowable channels listed in 3.02 above.

4.	OPERATIONS and COSTS

4.01      Timeless shall issue, in the sole discretion of Timeless, a purchase order or equivalent written request (a “Purchase Order”) for each instance when production of the Capsules is required by Timeless. Timeless has no minimum annual order quantity but as of the Effective Date has a minimum Purchase Order quantity of 50,000 capsules. Each Purchase Order shall specify order quantity, a single delivery address for Products within the continental United States, and any other order requests. Lexaria will respond to each Timeless Purchase Order within 3 business days of receipt, with a quote of costs subject to Section 4.03 below, and a request for discussion or acceptance of those costs by Timeless.

4.02      The Parties will collaborate as necessary to source and produce the Products, always seeking to maximize quality and minimize costs. Lexaria currently performs its own technology enhancement on certain raw ingredients with its own management, then utilizes a contract manufacturer for the capsules, bottling and labeling and will always seek to minimize internal costs of production while preserving the Technology secrecy vital to both Parties’ success. Lexaria will always produce on request any invoices and 3rd party quotations for price verification and pursuit of best market prices available.

4.03      Timeless agrees to pay to Lexaria a 5% premium over the costs for ingredients, shipping, labeling and manufacturing incurred in connection with producing the Products (the “Production Costs”). Prices for manufacturing and ingredients fluctuate and prices per capsule decline as the production run size increases. As of the Effective Date, Lexaria estimates that the Production Costs for 50,000 Capsules approximately equals US $33,000 - US$35,000. Prices per capsule decline as production run sizes increase and can vary significantly based on the ingredients within the capsules.

4.04      Timeless agrees to pay for each Purchase Order prior to Lexaria purchasing raw materials or beginning technological enhancement of raw materials. Lexaria estimates that the typical time from placement of a Purchase Order to delivery of the Products is 8 to10 weeks, but varies. Certificate of Analysis (COA) for each production run shall be provided to Timeless.

4.05      Each Party agrees to indemnify and hold harmless the other from and against any loss, costs or damages the other may suffer as a result of these Operations.

5.	LATE PAYMENTS or DEFAULT

5.1      In the event that Timeless has not remitted any of the payments due under Section 3 or Section 4 of this Agreement within 30 days or the due date of such payment (a "Default"), Lexaria will not be required to produce additional Products on behalf of Timeless until such time as the Default is corrected.

5.2      Lexaria may waive any individual Default, provided, however, that any waiver of a particular Default shall not operate as a waiver of any subsequent or continuing Default.

6.	NO PARTNERSHIP

6.1      Except as otherwise expressed in this Agreement, the rights and obligations of the Parties will be, in each case, several, and will not be or be construed to be either joint or joint and several. Nothing contained in this Agreement will, except to the extent specifically authorized hereunder, be deemed to constitute a Party a partner, an agent or legal representative of the other Party. The Parties intend that this Agreement will not create the relationship of a partnership among the Parties and that no act done by any Party pursuant to the provisions hereof will operate to create such a relationship.

6.2      Nothing in this Agreement, implicit or otherwise, grants Timeless the right to produce the Products without the involvement of Lexaria. There is no granting of Technology rights within this Agreement, other than through Timeless’ Products benefiting from their incorporation of the Lexaria Technology.

6.2.1    Nothing in this Agreement prevents or restricts the right of Lexaria to produce and sell its own-branded Capsules whether virtually identical or dissimilar to those Products produced for Timeless, in state-licensed cannabis dispensaries where Timeless products may also be sold.

7.	FINANCIAL

7.1      Each Party shall be responsible for and pay their own respective corporate and personal tax, license and duty obligations, whether in Canada, the United States, or elsewhere, and each of the Parties shall hold the other and the Operations harmless and agree to indemnify them for those tax and duty obligations, as well as and costs of collection, interest, fines, penalties, or litigation incurred by a Party.

7.2      Timeless shall prepare and furnish to Lexaria on a monthly basis, a summary statement of revenues generated by selling the Products whether through retail or wholesale channels which shall at a minimum include quantity of units sold and prices received for unit sales and local, state or national jurisdictions where the units were sold for retail consumption.

7.3      Upon request by Lexaria but not more frequently than quarterly, Timeless will consent to provide any information about the Product sales necessary for the tax returns of Lexaria or necessary to comply with requests from Lexaria’s financial auditors for additional information. If in the reasonable judgement of Lexaria’s financial auditors an audit is required, each Party shall bear their expenses involved in same.

8.	CONFIDENTIALITY

8.1      The making of this Agreement and the consummation of the transactions contemplated in this Agreement are not confidential. The following shall be considered “Confidential Information” formulations, research, patent applications, product plans, products, services, customers, customer lists, markets, marketing, finances, recipes, Technology and other business information disclosed by one Party to the other Party, either directly or indirectly, orally, in writing, electronically or by inspection of equipment of facilities. Neither Party will disclose to a third party or make use of the Confidential Information of the other Party except with the written consent of the other Party or as is necessary in order to carry out their respective contributory duties under the terms of this Agreement.

8.2      The above restrictions with respect to Confidential Information will not apply to any information that:

(a)	is in the public domain through no fault of the receiving Party;

(b)	is authorized for disclosure by the disclosing Party;

(c)	is received by the receiving Party from another unrestricted source;

(d)	is independently developed by the receiving Party; or

(e)	is lawfully required to be disclosed by a court or other judicial proceeding in any jurisdiction.

8.3      The Parties agree that because monetary damages alone would be insufficient to consummate for a breach of the confidentiality provisions in this Section 8, any Party may seek any judicial, non-judicial or extraordinary relief available in any court with competent jurisdiction to prevent the breach of the confidentiality provisions in this Section 8. This remedy is in addition to any other remedies that may be available.

9.	GENERAL PROVISIONS

9.1      This Agreement shall terminate:

(a)

5 years from the Effective Date, subject to after the conclusion of the initial term of 5 years, and any subsequent 5 year terms, and in the event that LICENSEE is not in default of any material terms of this Agreement, LICENSEE will have the option to renew this Agreement for an additional term of 5 years; or

(b)	In the event that the Parties mutually consent in writing; or

(c)

in the event the any agency of the federal government of the United States passes laws, regulations or policies that prohibit the Business from being carried on in a lawful manner, this Agreement shall terminate within 30 days notice by either Party to the other Party, and the Parties will be released from all subsequent obligations under this Agreement, unless the Parties agree unanimously to extend this Agreement for an additional 12 months under the same terms and conditions.

9.2      Timeless and Lexaria shall execute such further assurances and other documents and instruments and do such further and other things as may be necessary to implement and carry out the intent of this Agreement.

9.3      The provisions herein constitute the entire agreement between the Parties and supersedes all previous expectations, understandings, communications, representations and agreements, whether verbal or written, including the LOI, between the Parties with respect to the subject matter hereof.

9.4      If any provision of this Agreement is unenforceable or invalid for any reason whatever, it shall not affect the enforceability or validity of the remaining provisions of this Agreement and such provision shall be severable from the remainder of this Agreement.

9.5      Any notice required to be given hereunder by any party shall be deemed to have been well and sufficiently given if mailed by prepaid registered mail return receipt requested, courier service or by electronic communication, capable of producing a printed transmission to or delivered at the address of the other party first written above or at such other address as any of the parties may from time to time direct in writing, and any such notice shall be deemed to have been received, if mailed or couriered, forty-eight hours after the time of mailing or if sent by electronic communication on the date of such communication. If normal mail service or courier service is interrupted by strike, slow down, force majeure or other cause, a notice sent by the impaired means of communication will not be deemed to be received until actually received, and the party sending the notice shall utilize any other such services which have not been so interrupted or shall deliver such notice in order to ensure prompt receipt thereof.

9.6      Time shall be of the essence hereof.

9.7      This Agreement shall be governed by and construed in accordance with the laws in force in the State of Nevada of the United States of America.

9.8      Should there be a disagreement or a dispute between the parties hereto with respect to this Agreement or the interpretation thereof, the same shall be referred to a single arbitrator pursuant to the Commercial Arbitration Act of Nevada or its equivalent, and the determination of such arbitrator shall be final and binding upon the parties hereto.

9.9      The headings in this Agreement form no part of this Agreement and shall be deemed to have been inserted for convenience only.

9.10     Wherever the singular or the masculine is used throughout this Agreement the same shall be construed as being the plural or the feminine or the neuter or the body politic or corporate where the context so requires. The headings immediately preceding each paragraph are inserted for the purpose of convenience only and are to be excluded from any construction or interpretation of this Agreement.

9.11     Each of Timeless and Lexaria shall make, do and execute or cause to be made, done or executed all such further things, acts, documents, conveyances and assurances as may be necessary or reasonably required to carry out the intent and purpose of this Agreement fully and effectually.

9.12     This Agreement shall enure to the benefit of and be binding upon the Parties and their respective personal representatives, successors and permitted assigns.

9.13     This Agreement may be signed by facsimile, pdf email attachment or original and executed in any number of counterparts, and each executed counterpart will be considered to be an original. All executed counterparts taken together will constitute one agreement

-Signature Page Follows-

IN WITNESS WHEREOF the parties have executed this Agreement as of the day and year first above written.

TIMELESS HERBAL LLC
by its authorized signatory

Per:

Authorized Signatory

Authorized Signatory

LEXARIA BIOSCIENCE CORP.
by its authorized signatory

Per:

Authorized Signatory

Authorized Signatory